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                      March 23, 2023

       Cliff Baty
       Chief Financial Officer
       Manchester United plc
       Sir Matt Busby Way, Old Trafford
       Manchester, England, M16 0RA

                                                        Re: Manchester United
plc
                                                            Form 20-F for
Fiscal Year Ended June 30, 2022
                                                            Filed September 23,
2022
                                                            File No. 001-35627

       Dear Cliff Baty:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services